Exhibit 99.1
Aradigm Announces Second Quarter 2007 Financial Results
Hayward, CA — August 9, 2007 — Aradigm Corporation (OTCBB: ARDM) (the “Company") today announced financial results for the second quarter and six months ended June 30, 2007.
The Company reported revenues for the three months ended June 30, 2007 of $297,000, compared to $1.8 million for the same period in 2006. Total operating expenses for the second quarter were $6.5 million compared to $14.4 million for the same period in 2006. The net loss for the second quarter of 2007 was $5.5 million, or $0.10 per share, compared with a net loss of $12.4 million, or $0.85 per share, for the same period in 2006.
As of June 30, 2007, cash, cash equivalents and short-term investments totaled approximately $51.7 million.
The Company’s CEO and President, Igor Gonda commented, “We have continued to invest in our R&D activities, developing a new pipeline of products to prevent and treat severe respiratory disease. We have just completed dosing in our first human clinical trial with inhaled nicotine in smokers using the AERx Essence® inhaler. In the coming months we expect to begin dosing healthy volunteers with the liposomal ciprofloxacin formulation that we are developing for the treatment of severe infections associated with cystic fibrosis and bronchiectasis. I am very pleased that all these programs have significantly moved forward while we have managed to substantially reduce our operating overhead expenses. The recently signed sub-lease agreement covering a large proportion of the unused capacity of our facility will further assist us to direct our investments into R&D activities and reduce other expenditures.”
Year-to-date Results
Revenues for the six months ended June 30, 2007 were $713,000 compared with $2.9 million for the same period in 2006. Revenues in the first half of 2007 were derived primarily from collaboration and product development contract payments related to our inhalation anthrax program. Total operating expenses for the first six months of 2007 were $12.0 million compared with $24.0 million for the same period in 2006. The net loss for the first six months of 2007 was $10.1 million, or $0.21 per share, compared with a net loss of $20.7 million, or $1.42 per share, for the same period in 2006.
The Company expects to file its Quarterly Report on Form 10-Q on Monday, August 13, 2007.
The Company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time, to discuss these financial results. Dial toll free 1 (800) 323-0845, or for International callers, dial +1 (706) 634-8407. The passcode for participation is 11539222. For those unable to listen to the live broadcast, a replay will be available under the Investors section of the company website or by dialing 1 (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international) and entering in the conference ID # 11539222 beginning approximately one hour after the completion of the call.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension, inhalation anthrax infections and smoking cessation.
In addition, Aradigm’s AERx® insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. More information about Aradigm can be found at www.aradigm.com.
Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, planned clinical trials, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.
Aradigm, AERx and AERx Essence are registered trademarks of Aradigm Corporation.

Contact:
Investor Relations	Lippert/Heilshorn & Associates
Aradigm	Don Markley or Bruce Voss
(510) 265-8850	(310) 691-7100
SOURCE: Aradigm

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Contract and milestone revenues	$297	$1,807	$713	$2,880

Operating expenses:
Research and development	3,841	6,357	7,248	13,098
General and administrative	2,628	2,685	4,713	5,537
Restructuring and asset impairment	—	5,370	—	5,370

Total operating expenses	6,469	14,412	11,961	24,005

Loss from operations	(6,172)	(12,605)	(11,248)	(21,125)

Interest income	699	135	1,336	380
Interest expense	(96)	(3)	(193)	(5)
Other income	46	40	16	33

Net loss	$(5,523)	$(12,433)	$(10,089)	$(20,717)

Basic and diluted net loss per common share	$(0.10)	$(0.85)	$(0.21)	$(1.42)
Shares used in computing basic and diluted net loss per common share **	53,942	14,656	47,417	14,614

**	All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in January 2006.

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$43,381	$27,013
Short-term investments	8,294	501
Receivables	45	643
Prepaid expenses and other current assets	582	1,002

Total current assets	52,302	29,159
Property and equipment, net	3,005	2,592
Non-current portion of notes receivable from officers and employees	32	31
Other assets	282	444

Total assets	$55,621	$32,226

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$602	$1,151
Accrued cost of clinical and other studies	360	278
Accrued compensation	1,970	1,814
Other accrued liabilities	287	511

Total current liabilities	3,219	3,754
Non-current portion of deferred rent	951	1,035
Non-current portion of capital lease	25	29
Note payable and accrued interest to related party	7,874	7,686
Convertible preferred stock	—	23,669
Shareholders’ equity (deficit)	43,552	(3,947)

Total liabilities, convertible preferred stock, and shareholders’ equity (deficit)	$55,621	$32,226

*	The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.
# # #